UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	May 13, 2011

Joy Global Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-09299	39-1566457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. Wisconsin Avenue, Suite 2780,
Milwaukee, WI 53202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:
414-319-8500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 13, 2011, Joy Global Inc., a Delaware corporation (“Joy Global”), entered into a Stock Purchase Agreement (the “Agreement”) with Rowan Companies, Inc. (“Rowan”), a Delaware corporation and the owner of all of the outstanding capital stock of LeTourneau Technologies, Inc. (the “Company”), a Texas corporation.  Pursuant to the terms of the Agreement, Joy Global will acquire 100% of the outstanding common stock of the Company from Rowan for a cash purchase price of $1.1 billion (the “Acquisition”) subject to a working capital adjustment as provided in the Agreement.  Following closing, the Company will be a wholly owned subsidiary of Joy Global.

Each of the parties to the Agreement has made certain customary representations, warranties and covenants in the Agreement.  Rowan has also agreed to certain pre-closing covenants in the Agreement, including, among other things, (i) to carry on the businesses of the Company and its subsidiaries in the ordinary course during the period between the date of the Agreement and closing, and not to engage in certain types of transactions during such period, and (ii) not to solicit, initiate or encourage any inquiries or proposals from, or encourage any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider any inquiries or proposals from, any third party relating to any transaction involving the sale of all or a portion of the business of the Company.

Closing of the Acquisition is expected to occur within 60 days and is subject to various closing conditions.  Joy Global’s obligation to close the Acquisition is conditioned upon (i) the representations and warranties made by Rowan relating to the organization and good standing of the Company and its subsidiaries, authority of Rowan to enter into and perform its obligations under the Agreement, receipt of necessary consents, capitalization of the Company and title to the Company’s common stock being true and correct in all respects, (ii) the representations and warranties made by Rowan relating to the capitalization of the Company’s subsidiaries being true and correct in all material respects, (iii) all other representations and warranties made by Rowan being true and correct, except as would not constitute a material adverse effect (as defined in the Agreement), (iv) receipt of all necessary approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (v) the absence of a material adverse effect since the date of the Agreement, as well as certain other customary closing conditions.  The Agreement provides each of the parties to the Agreement with customary termination rights.

This description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 2.1 and is incorporated herein by reference.  The Agreement contains certain representations, warranties and covenants of Joy Global and Rowan that were made for purposes of the Agreement and are subject to qualifications and limitations agreed to by the parties.  The representations and warranties have been made for the principal purpose of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors.  Accordingly, investors should not rely on the representations, warranties and covenants as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, and may not be fully reflected in Joy Global’s subsequent public disclosures to the extent such information is not required to be disclosed.

Item 8.01 Other Events

On May 16, 2011, Joy Global issued a press release announcing the execution of the Agreement.  A copy of the press release is filed as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

2.1	Stock Purchase Agreement between Rowan Companies, Inc. and Joy Global Inc.

99.1	Press release dated May 16, 2011 of Joy Global Inc. announcing the acquisition of LeTourneau Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.

JOY GLOBAL INC.
Date: May 18, 2011	By:	/s/ Ricky T. Dillon
Ricky T. Dillon
Vice President, Controller
and Chief Accounting Officer (Principal Accounting Officer)